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                                                                    EXHIBIT 99.1


(PFG LOGO)

                                                        12500 West Creek Parkway
                                                              Richmond, VA 23238
                                                            Phone (804) 484-7700
                                                              FAX (804) 484-7701


--------------------------------  NEWS RELEASE  --------------------------------

FOR MORE INFORMATION, CONTACT:      JOHN D. AUSTIN
                                    SENIOR VICE PRESIDENT AND
                                    CHIEF FINANCIAL OFFICER
                                    (804) 484-7753



                             PERFORMANCE FOOD GROUP
                   REVIEWS ANTICIPATED SECOND QUARTER EARNINGS

RICHMOND, VA. - (JULY 14, 2003) - Performance Food Group (Nasdaq/NM:PFGC) today announced that it expects earnings for the second quarter of 2003 to be in the range of $0.48 to $0.49 per share fully-diluted. The Company had previously estimated that second quarter earnings would range from $0.50 to $0.52 per diluted share.

         Expected second quarter earnings, to be released July 29, were affected by industry-wide increased demand from quick-service restaurants for new premium salad products supplied by the Company's fresh-cut segment. This level of demand was not anticipated when growers made their planting decisions several months ago, which resulted in a significant increase in market prices for lettuce in the last few weeks of June. While the Company routinely contracts for the vast majority of its lettuce needs, the success of these products meant that the Company had to make additional market purchases at higher prices to satisfy increased customer demand. The Company estimates the impact of these additional costs to be approximately $0.03 per share. The Company anticipates recouping some of these increased costs over the balance of the year.

         Michael Gray, President and Chief Executive Officer, remarked, "Sales in all segments of our business have outpaced industry benchmarks during the quarter. While lettuce prices have affected our anticipated second quarter results, we believe that increased demand for salad products from quick-service restaurants will ultimately result in long-term benefits for the Company. We also expect to benefit longer-term from the test of a fresh fruit product by McDonald's, which we will supply in certain markets beginning in the third quarter. Based on current trends in our business, we expect earnings per share to be in the range of $0.45 to $0.47 in the third quarter and $0.46 to $0.48 in the fourth quarter. This results in an estimated range of earnings per diluted share of $1.75 to $1.79 for fiscal 2003."

         Performance Food Group markets and distributes more than 61,000 national and private label food and food-related products to approximately 46,000 restaurants, hotels, cafeterias, schools, healthcare facilities and other institutions. Our Fresh Express line is the industry leader and pioneer of fresh packaged salads. For more information on Performance Food Group, visit www.pfgc.com.

         Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on current expectations and management's estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, general economic conditions; the relatively low margins and economic sensitivity of the foodservice business; the Company's reliance on major customers; the ability to identify and successfully complete acquisitions of other foodservice distributors; the Company's ability to successfully develop, market and meet demand for new products; management of the Company's planned growth; and the effect of the Company's identification of certain accounting errors on its anticipated results of operations, all as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.


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